Exhibit 3.7

CERTIFICATE OF CORRECTION Pursuant to Title 8, Section 103(f) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Correction: 1. That the name of corporation is BitMine Immersion Technologies, Inc. (the "Corporation''). 2. A Certificate of Amendment to the Amended and Restated Certificate oflncorporation was filed with the Secretary of State of Delaware on May 15 , 2025 , which disclosed a 1 for 20 Reverse Stock Split effect May 18 , 2025 . Said Certificate of Amendment to the Amended and Restated Certificate oflncorporation requires correction as permitted by Section 103 (f) of the Delaware General Corporation Law . 3. The inaccuracies or defects of said Certificate of Amendment to the Amended and Restated Certificate oflncorporation are as follows : (A) Article Four erroneously stated that the Certificate of Amendment shall become effective as of May 1 st 11 , 2025 at 5 : 00 pm . Whereas the Minutes of the Meeting of the Board of Directors stated the Company would request the earliest possible announcement date by FINRA, which announced the reverse - split as effective on May 16 ' 2025 at 9 : 00 am . 4. Article Four of the Certificate of Amendment to the Amended and Restated Certificate oflncorporation is corrected to read as follows : FOUR: This Certificate of Amendment shall become effective as of May 16, 2025 at9:00am. IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed in its corporate name as of the 16 day of May, 2025. Sincerely, Erik S. Nelson, President Stale of Delaware Secretary of State Division or Col'poratlons Dell,,ered 02:04 PM 05/16/2025 FILED 02:04 PM 05/16/2025 SR 20252373646 - File Number 7713994